Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into to be effective as of December 1, 2025 (the “Effective Date”), by and between Creative Realities, Inc., a Minnesota corporation with a principal place of business at 13100 Magisterial Drive, Ste 102, Louisville, Kentucky 40223 (the “Company”), and Tamra Koshewa, a resident of the State of Kentucky (“Employee”).

BACKGROUND

A.           The Company desires to employ the Employee as its Chief Financial Officer commencing on the Effective Date, and Employee desires to accept such employment, upon the terms and conditions set forth in this Agreement.

B.           Among other things, this Agreement provides for base compensation for Employee and severance payments in certain circumstances.

In consideration of the foregoing, the Company and Employee hereby agree as follows:

ARTICLE 1
EMPLOYMENT

1.01    The Company hereby agrees to employ Employee on the Effective Date, subject to and pursuant to the terms of this Agreement, and Employee agrees to such employment as the Chief Financial Officer of the Company. The parties anticipate that Employee will perform Employee’s services primarily at the Company’s current executive offices in Louisville, Kentucky, but that Employee will also travel on business as advisable and at times work remotely, with the expectation that Employee will use good-faith business judgment to determine the appropriate locations to effectively perform Employee’s services. Unless otherwise specifically set forth in this Agreement, all obligations of the Company and Employee set forth in this Agreement shall commence on the Effective Date.

1.02    Employee shall generally have the authority, responsibilities, and such duties as are customarily performed by the chief financial officer of a company of similar size and industry as the Company. Employee shall also render such additional services and duties within the scope of Employee’s experience and expertise as may be reasonably requested of Employee from time to time by the Company’s Chief Executive Officer (“CEO”) or the Company’s Board of Directors (the “Board”). Furthermore, the CEO or Board may from time to time in their discretion change the duties and responsibilities of Employee as they determine the needs of the Company require, which may also include a change of title, so long as the compensation payable to Employee does not decrease as a result of such changes.

1.03    Employee shall report to the CEO and Board.

ARTICLE 2
BEST EFFORTS OF EMPLOYEE

2.01    Employee shall use Employee’s best efforts, judgment, and abilities in the performance of Employee’s duties, services and responsibilities for the Company.

2.02    Throughout the duration of employment, Employee shall devote substantially all of Employee’s business time and attention (other than during periods of vacation, illness or disability) to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the CEO. Notwithstanding the foregoing, Employee may manage Employee’s personal investments, engage in educational, charitable or other community activities, and business advisory capacities as long as such activities do not pose an actual or apparent conflict of interest and do not interfere with Employee’s performance of Employee’s duties under this Agreement. Employee represents that any outside professional activities with which Employee is currently involved or reasonably expects to become involved do not conflict with the business and affairs of the Company or interfere with Employee’s performance of duties hereunder.

ARTICLE 3
NATURE OF EMPLOYMENT

3.01    Employee’s employment on the basis described in this Agreement shall continue on an at-will basis, meaning that either Employee or the Company may terminate the employment relationship at any time for any reason or no reason; provided, however, that Employee may be entitled to certain compensation upon termination to the extent provided in Section 6.03. Further, Employee must provide a 90-day written notice of resignation or employment.

3.02     The terms and conditions of this Agreement may be amended from time to time with the consent of the Company and Employee. All such amendments shall be effective when memorialized by a written agreement between the Company and Employee, following any necessary approval by the Board and/or the Board’s Compensation Committee (the “Committee”).

ARTICLE 4
COMPENSATION AND BENEFITS

4.01    Employee shall be paid an initial base salary at an annualized rate of $350,000 per year (the “Base Salary”), payable in accordance with the Company’s established payroll periods, and reduced by all deductions and withholdings required by law and as otherwise specified by Employee. Employee’s Base Salary may be adjusted thereafter in the sole discretion of the Company.

4.02    Employee shall receive a bonus for 2025 of no less than $50,000, less customary withholdings, payable no later than March 15, 2026, the final amount of which shall be subject to the discretion of the CEO and the Committee. A discretionary bonus for year 2026 will be based on participation in an executive bonus plan, based on actual performance compared to established targets, the details of which will be determined by the Committee after the Effective Date. Bonus payments are discretionary. Therefore, in order to be eligible for any bonus, Employee must be employed by the Company at the time any bonus payments are made.

4.03    Employee shall receive an initial grant of options to purchase 100,000 shares of Company common stock, which will have a three-year vesting schedule with accelerated vesting if the Company has a change of control, upon the terms and conditions set forth in a Stock Option Agreement and the Creative Realities, Inc. 2023 Stock Incentive Plan, as amended.

4.04    Throughout the duration of employment, Employee shall be entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated employees of the Company, to the extent Employee meets the eligibility and other requirements for any such plan, policy, program, perquisite or arrangement.

4.05    The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in carrying out Employee’s duties, services, and responsibilities under this Agreement, subject to Employee’s compliance with generally applicable policies, practices and procedures of the Company (as the same may be changed from time to time) with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.

ARTICLE 5
VACATION AND LEAVE OF ABSENCE

5.01    Commencing on the Effective Date, Employee shall be entitled to days of paid time off (“PTO”) for each 12 months of employment, in addition to the Company’s normal holidays, in accordance with the following schedule, as may be adjusted from time to time by the Company:

Service Period	Per-Paycheck Accrual	Maximum Annual Accrual
Beginning 1st Year	.961 Days	25 Days

PTO includes sick days in excess of three sick days per calendar year provided by the Company’s current sick leave policy, as well as leaves of absences and vacations. PTO will be scheduled after taking into account the Employee’s duties and obligations at the Company. PTO and sick leave and all other leaves of absence will be taken in accordance with the Company’s stated personnel policies and upon agreement with the CEO or the Board. Upon termination or expiration of the Employee’s employment, Employee shall be entitled to compensation for any accrued, unused PTO time in accordance with the Company’s PTO policy as of date of termination.

ARTICLE 6
TERMINATION

6.01    The Company may terminate Employee’s employment at any time, with or without Cause (as defined in Section 6.04), upon written notice to Employee.

6.02    Employee’s employment will terminate as of the date of the death or Disability of the Employee. “Disability” shall mean a determination by the Board that Employee is unable to perform the essential functions of Employee’s job under this Agreement due to illness, injury, or other condition of a physical or psychological nature, with or without a reasonable accommodation for a period aggregating to 90 days in any 12-month period. Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding. For clarity, the essential function of Employee’s job specifically include, but are not limited to, Employee’s consistent performance of Employee’s obligations under Sections 1.02, 2.01, and 2.02 of this Agreement.

6.03    On any termination of employment, Employee will be entitled to receive:

(a)	Base Salary for services performed through the date of such termination, payable on a pro-rated basis;

(b)	accrued and unpaid PTO in accordance with Section 5.01; and

(c)

any interest that Employee may have as a terminated employee in the Company’s 401(k) plan or other plans in which Employee participated, but only as required or permitted under the terms of such plans.

If (x) the Company terminates Employee’s employment without Cause, or (y) Employee is an active and full-time employee at the time of a Change in Control and Employee’s employment is terminated within 12 months after the Change in Control for any reason other than death, Disability or Cause, then, in addition to the amounts set forth in (a), (b), and (c) above, Employee will be paid an amount equal to six months of Employee’s Base Salary, less customary withholdings (the “Severance”). The Severance will be paid in a number of equal monthly installments equal to the number of months of Base Salary that comprises the Severance, subject to Article 7 of this Agreement. Employee acknowledges that all payments related to the Severance are contingent upon Employee’s continued compliance with all Employee’s post-termination obligations under this Agreement, including without limitation Employee’s duties and obligations under Articles 6, 8, and 9 of this Agreement. In addition, if Employee is eligible to and elects to continue medical coverage from the Company as provided by law (commonly referred to as COBRA), and continues to pay Employee’s portion of the monthly medical insurance premiums, the Company will continue to pay the Company’s portion of the monthly medical insurance premiums paid at the time of termination for COBRA coverage for Employee and Employee’s eligible dependents for a period of six months after termination of employment.

Upon a termination for any other reason, including a voluntary resignation or a termination for Cause, Employee will receive only the amounts set forth in paragraphs (a), (b) and (c) above.

Notwithstanding the foregoing, all pay and benefits to Employee upon termination that exceed the amounts set forth in paragraphs (a), (b), and (c) above will be conditioned on Employee signing and not rescinding a customary separation agreement and mutual release in form and substance acceptable to the Company, which agreement shall include, at a minimum, a full and general release of all claims (including employment-related claims) to the greatest extent allowed by applicable law, a covenant not to sue, and an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media.

6.04    Any of the following events shall constitute “Cause”:

(a)

any conviction or nolo contendere plea by Employee to a felony, gross misdemeanor, a misdemeanor involving moral turpitude, or any conduct by Employee that has or can reasonably be expected to have a detrimental effect on the Company or its image, or the image or reputation of its management, the Company’s customers, or its employees;

(b)

any act of misconduct involving dishonesty which is injurious to the Company, any willful or gross negligence in the performance of duties, or any breach of fiduciary or other duty with respect to the Company;

(c)

any material breach of this Agreement or of the Company’s published or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Employee cures or remedies such breach within 15 days after written notice to Employee, without material harm or loss to the Company, unless (i) such breach is part of a pattern of chronic breaches of the same, which may (but shall not be required to) be evidenced by a report or warning letter given by the Company to Employee; or (ii) such breach is of a nature that it is reasonably deemed by the Board not to be curable, including situations where the Board reasonably determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure;

(d)

any act of insubordination by Employee; provided, however, an act of insubordination by Employee shall not constitute Cause if Employee cures or remedies such insubordination within 15 days after written notice to Employee, without material harm or loss to the Company, unless (i) such insubordination is a part of a pattern of chronic insubordination, which may be evidenced by a report or warning letter given by the Company to Employee; or (ii) such insubordination is of a nature that it is reasonably deemed by the Board not to be curable, including situations where the Board reasonably determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure;

(e)

any disclosure of any Company trade secret or Confidential Information other than for the legitimate business purposes of the Company or as required by law, or conduct constituting unfair competition with respect to the Company, including intentionally inducing a party to breach a contract with the Company;

(f)

Employee’s relocation to a state or country that would result in a change to the Company’s rights or Employee’s obligations under this Agreement, including but not limited to the rights and obligations contained in Article 9; or

(g)	a willful violation of federal or state securities laws or employment laws.

In making such determination of Cause, the Board shall act in good faith and give Employee a reasonably detailed written notice in advance of the termination. For purposes of this Agreement, no act or failure by the Employee shall be considered “willful” if such act is done by Employee in good faith in the belief that such act is or was lawful and in the best interest of the Company or one or more of its businesses.

6.05    For purposes of this Agreement, “Change of Control” shall mean any one of the following:

(a)

an acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of 50% or more of the combined voting power of the Company’s outstanding voting securities, immediately after such acquisition, entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control and shall be disregarded in determining whether any Change of Control shall have occurred: (i) any acquisition of common stock of the Company (the “Stock”) or other securities directly from the Company; (ii) any acquisition of Stock or other securities by the Company or any subsidiary; (iii) any acquisition of Stock or other securities by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or any subsidiary; or (iv) any acquisition of Stock or other securities by any corporation with respect to which, immediately after such acquisition, more than 50% of the Stock or other securities is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other securities of the Company immediately prior to such acquisition in substantially similar proportions immediately before and after such acquisition;

(b)

approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other securities so that after the immediately previous owners of 50% of the Stock and other voting securities do not own 50% of the Stock and other voting securities either legally or beneficially;

(c)

the sale, transfer or other disposition of all or substantially all of the Company’s assets in a transaction with a third party, other than in connection with a joint venture or similar transaction, as reasonably determined by the Board; or

(d)	a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the issued and outstanding voting securities of the surviving corporation.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur with respect to Employee if the acquisition of a 50% or greater interest is by a group that includes Employee, nor shall it be deemed to occur if at least 50% of the voting securities of the Company owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes Employee.

6.06    Upon any termination of Employee’s employment with the Company, Employee will immediately return to the Company all equipment, property and documents of the Company, including, specifically all property and documents containing any Confidential Information (as defined in Section 8.01).

6.07    Upon any termination of Employee’s employment with the Company, Employee shall be deemed to have resigned from all other positions Employee then holds as an officer, employee or director or other independent contractor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and Employee in writing, and Employee will execute all documents reasonably requested of him to confirm such resignations.

6.08    Throughout the duration of Employee’s employment and for 12 months after the date of Employee’s termination of employment, Employee shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its then-affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them. Information that Employee is required to make or disclose to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, shall not constitute a disparaging statement.

ARTICLE 7
LIMITATIONS UNDER CODE SECTIONS 409A AND 280G

7.01    Notwithstanding any other provision of this Agreement, the Company and Employee intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service—in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In this regard, the Company and Employee agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service—in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.

7.02    The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes, and other amounts required by applicable law to be withheld by the Company.

7.03    Notwithstanding any provision in this Agreement to the contrary, the total severance benefit payable to the Employee during the first six months following the Employee’s termination of employment, if any, shall not exceed the lesser of two times the Employee’s annual compensation or the amount specified in Section 409A. Any amounts that cannot be paid because of this limitation shall be paid in a lump sum on the first day of the seventh month following the Employee’s termination of employment.

7.04    Notwithstanding anything to the contrary contained herein, if any payments or benefits provided under this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) and such Parachute Payments are subject to the excise tax imposed by Section 4999 of the Code or nondeductible under Code Section 280G (“Section 280G”), then the Parachute Payments shall be reduced to an amount such that the aggregate of the Parachute Payments does not exceed 2.99 times the “base amount,” as defined in Section 280G, provided that the foregoing reduction shall not take place if, prior to the date of the change in ownership or control of the Company, the Parachute Payments shall have been approved in a vote satisfying the requirements of Section 280G(b)(5) of the Code by persons who, immediately before the change in ownership or control, own more than seventy-five (75%) of the voting power of all outstanding stock of the Company.

ARTICLE 8
NONDISCLOSURE AND INVENTIONS

8.01    Except as permitted or directed by the Company or as may be required in the proper discharge of Employee’s employment hereunder, Employee shall not, during Employee’s employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information. “Confidential Information” means any proprietary information or compilation of proprietary information regarding the Company or its subsidiaries or affiliates, that the Employee learns or develops during the course of his/her engagement with the Company (as an employee, contractor or otherwise, whether or not conceived, originated, discovered, or developed in whole or in part by Employee). “Confidential Information” includes but is not limited to the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Employee agrees constitutes the valuable trade secrets: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, potential and actual customers, vendors, investors, acquisition targets, strategic partners, and product names and related information, prices, sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances. “Confidential Information” also includes any information of the foregoing nature that the Company treats as proprietary, whether or not designated as Confidential Information, and whether or not owned or developed by the Company. “Confidential Information” does not include information that (a) is or becomes generally available to the public through no fault of Employee, (b) was known to Employee prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Employee, without restriction, from a source other than the Company, without breach of this Agreement by Employee and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.

8.02    Employee acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Employee while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Employee shall promptly disclose such Work Product to the CEO and, at the Company’s expense, perform all actions reasonably requested by the CEO (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Employee files or claims a copyright or files a patent application, during the Term of this Agreement, shall be presumed to be Work Product conceived or developed by Employee in whole or in part during the term of Employee’s employment with the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Work Product was conceived and made following termination of employment.

Notwithstanding the foregoing, the Company advises Employee, and Employee understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Employee’s own time, and (a) that does not relate (i) directly to the Company’s business or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Employee for the Company.

8.03    In the event of a breach or threatened breach by Employee of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Employee from directly or indirectly disclosing, disseminating, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Employee from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Employee.

8.04    Employee agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Employee or others, are the exclusive property of the Company, and Employee agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Employee’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Employee’s employment with the Company.

8.05    The Employee understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause. Further, Employee may be liable to the Company under the Defend Trade Secrets Act of 2016 (“DTSA”). Employee further understands that by providing Employee with the following notice, the Company may recover from Employee its attorney fees and exemplary damages if it brings a successful claim against Employee under the DTSA: Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a)(i) in confidence to a federal, state, or local governmental official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

8.06    The Employee understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

ARTICLE 9
NON-INTERFERENCE AND NON-SOLICITATION

9.01    Employee agrees that throughout the duration of Employee’s employment and for a period of one year after the termination of Employee’s employment Employee will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees, including those who were employees at the Company during the 12 months prior to Employee’s termination at the Company, on behalf of any other entity, whether or not such entity competes with the Company.

9.02    Employee agrees that breach by Employee of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Employee of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Employee from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security, and, if the Company is successful in establishing a breach, to its reasonable attorneys’ fees and costs. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Employee.

9.03    Employee understands and agrees that any violation of this Article 9 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

9.04    Employee acknowledges that the covenants in this Article 9 have been conditions of, and were incidents to, Employee’s employment, and that these covenants are supported by adequate consideration and are fully enforceable in accordance with their terms.

9.05    Employee represents and warrants that the Employee is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Employee's ability to undertake the obligations and expectations of employment with the Company.

ARTICLE 10
MISCELLANEOUS

10.01    Governing Law. This Agreement shall be governed and construed according to the laws of the Commonwealth of Kentucky without regard to conflicts-of-law provisions. The Company and Employee agree that if any action is brought pursuant to this Agreement that is not otherwise required to be resolved by arbitration pursuant to Section 10.06, such dispute shall be resolved only in the District Court of Jefferson County, Kentucky, or the United States District Court for the Western District of Kentucky, and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Jefferson County, Kentucky District Courts or the United States Federal District Court for the Western District of Kentucky, and agrees that all claims in respect to any such proceeding shall be heard and determined in Jefferson County, Kentucky District Court or, to the extent permitted by law, in such federal court, (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.08; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the Commonwealth of Kentucky.

10.02    Successors. This Agreement is personal to Employee and Employee may not assign or transfer any part of Employee’s rights or duties hereunder, or any compensation due to Employee hereunder, to any other person or entity. This Agreement may be assigned by the Company. In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to its business or assets that by reason hereof becomes bound by the terms and provisions of this Agreement.

10.03    Waiver. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Employee will not operate or be construed as a waiver of any future breach or nonperformance under any such provision or any other provision of this Agreement or any similar agreement with any other Employee.

10.04     Entire Agreement; Modification. Effective upon the Effective Date, this Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. Except for modifications described in Section 1.02, 3.01 and 4.01, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.05    Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Employee specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

10.06    Arbitration. Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Jefferson County, Kentucky by a single arbitrator selected by the Company and Employee, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Employee involving third parties (in addition to the Company or Employee). Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator. In the event the Company and Employee are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Employee, be designated by a judge of the Jefferson County District Court. The arbitrator shall have the authority to make awards of damages as would any court in Kentucky having jurisdiction over a dispute between the Company and Employee, except that the arbitrator may not make an award of exemplary damages or consequential damages. In addition, the Company and Employee agree that all other matters arising out of Employee’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

In any arbitration proceeding, each party shall pay the fees and expenses of its or Employee’s own legal counsel; provided that the arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.

Notwithstanding this Section 10.06, in the event of alleged noncompliance or violation, as the case may be, of Article 8 or Article 9 of this Agreement, the Company may, at its discretion, alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.

10.07    Legal Fees. If any contest or dispute shall arise between the Company and Employee regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails with respect to a claim brought and pursued in connection with such dispute shall be entitled to recover its legal fees and expenses reasonably incurred in connection with such dispute. Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.

10.08    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to Employee at Employee’s residence address appearing on the records of the Company and to the Company at its then-current Employee offices to the attention of the CEO or Chairman of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

10.09    Survival. The provisions of Sections 6.06, 6.07, and 6.08, Article 7, Article 8, Article 9 and this Article 10 shall survive the termination of this Agreement, indefinitely.

* * * * * * *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the date first set forth above.

CREATIVE REALITIES, INC.:

/s/ Richard Mills
Richard Mills, Chief Executive Officer

EMPLOYEE:

/s/ Tamra Koshewa
Tamra Koshewa

Signature Page –Employment Agreement